Exhibit 10.35

TEMPUR-PEDIC INTERNATIONAL INC.

2003 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(NANCY KOEHN)

THIS AGREEMENT dated as of February 23, 2006, between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1. Grant of Option. Pursuant and subject to the Company’s 2003 Equity Incentive Plan as attached hereto (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of 15,000 shares (the “Optioned Shares”) of the common stock, par value $.01 per share, of the Company (the “Stock”), at a price of $12.37 per share. The Grant Date of this Option is as of December 15, 2005.

2. Character of Option. This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. on December 14, 2015. However, if your employment or other association with the Company and its Affiliates ends before that date (including because your employer ceased to be an Affiliate), this Option shall expire at 5:00 p.m. on December 14, 2015 or, if earlier, the date specified in whichever of the following applies:

(a) If the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment ends.

(b) If the termination of your employment or other association is due to any other reason, three (3) months after your employment or other association ends.

4. Exercise of Option.

(a) Until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, including because your employer ceased to be an Affiliate, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. The procedure for exercising this Option is described in Section 7.1(e) of the Plan. You may pay the exercise price due on exercise by delivering other shares of Stock of equivalent Market Value provided you have owned such shares of Stock for at least six months.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment
3,750	December 15, 2006
3,750	December 15, 2007
3,750	December 15, 2008
3,750	December 15, 2009

5. Transfer of Option. Except as provided in Section 6.4 of the Plan, you may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

9. Certain Remedies.

(a) If at any time within two years after termination of employment or association with the Company and its Affiliates any of the following occur:

(i) you unreasonably refuse to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;

(ii) you accept employment or a consulting or advisory engagement with any Competitive Enterprise of the Company or its Affiliates or you otherwise engage in competition with the Company or its Affiliates;

(iii) you act against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting your new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;

(iv) you fail to protect and safeguard while in your possession or control, or surrender to the Company upon termination of your employment or association with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by you;

(v) you solicit or encourage any person or enterprise with which you have had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them; or

(vi) you breach any confidentiality obligations you have to the Company or an Affiliate, you fail to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, you use confidential information of the Company or its Affiliates for your own benefit or gain, or you disclose or other misuse confidential information or materials of the Company or its Affiliates (except as required by applicable law); then

(1) this Option shall terminate and be cancelled effective the date on which you enter into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Option or the Plan;

(2) any stock acquired and held by you pursuant to the exercise of this Option during the Applicable Period (as defined below) may be repurchased by the Company at a purchase price of $12.37 per share; and

(3) any gain realized by you from the sale of stock acquired through the exercise of this Option during the Applicable Period shall be paid by you to the Company;

(b) The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one year prior to your termination of employment or association with the Company or any Affiliate and ending two year from your termination of employment or association with the Company or any Affiliate.

(c) The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products. Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended from time to time upon notice to you. At any time you may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise. Such determination will be made within 14 days after the receipt of sufficient information from you about the enterprise, and the determination will be valid for a period of 90 days from the date of determination.

10. Right of Set Off. By executing this Agreement, you consent to a deduction from any amounts the Company or any Affiliate owes you from time to time, to the extent of the amounts you owe the Company under Paragraph 9 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to you to the extent that exercise of such set-off right would violate any applicable law. If the Company does not recover by means of set-off the full amount you owe it, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company upon the Company’s demand.

11. Nature of Remedies.

(a) The remedies set forth in Sections 9 and 10 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative. The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.

(b) The Company shall be entitled to place a legend on any certificate evidencing any stock acquired upon exercise of this Option referring to the repurchase right set forth in Section 9(a). The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 9(a) has occurred or is reasonably likely to occur.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ Dale E. Williams	/s/ Nancy Koehn
Title:	CFO	Signature of Optionee

Nancy Koehn
Name of Optionee

Optionee’s Address: